UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                        Commission File Number: 000-26139

(Check one):

[ ] Form  10-K [ ] Form 20-F [ ] Form  11-K [X] Form  10-QSB [ ] Form  N-SAR
[ ] Form N-CSR

                      For Period Ended:  March 31, 2006.

                  [ ] Transition Report on Form 10-K
                  [ ] Transition Report on Form 20-F
                  [ ] Transition Report on Form 11-K
                  [ ] Transition Report on Form 10-Q
                   Transition Report on Form N-SAR For the Transition Period


Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

                            SAFE TRAVEL CARE, INC.
                           -----------------------
                            Full Name of Registrant


        8880 Rio San Diego Drive, 8th Floor, San Diego, California 92108
    ------------------------------------------------------------------------
                      Address of Principal Executive Office

PART II-- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

   |
   |    (a)    The reason  described in reasonable  detail in Part III of this
   |           form could not be  eliminated  without  unreasonable  effort or
   |           expense
   |    (b)    The  subject  annual  report,  semi-annual  report,  transition
   |           report on Form 10-K,  Form 20-F,  Form 11-K, Form N-SAR or Form
[X]|           N-CSR,  or  portion  thereof,  will be filed on or  before  the
   |           fifteenth  calendar day following the  prescribed  due date; or
   |           the subject quarterly report or transition report on Form 10-Q,
   |           or  portion  thereof,  will be filed  on or  before  the  fifth
   |           calendar day following the prescribed due date; and
   |    (c)    The  accountant's  statement or other exhibit  required by Rule
   |           12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

         State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof could not be filed within the prescribed time period.

         The registrant is awaiting information from its auditors in order to complete the preparation of the registrant's March 31, 2006 Quarterly Report on Form 10-QSB. Accordingly, the registrant requests a five-day extension until May 22, 2006 to file its Quarterly Report on Form 10-QSB.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

      Jeffrey W. Flannery           (619)                  209-6049
            (Name)                (Area Code)           (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed ? If answer is no, identify report(s).
        [X] Yes [ ] No
(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
        [ ] Yes [X] No

        Safe Travel Care, Inc. has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  May 15, 2006


                             By /s/  Jeffrey W. Flannery
                                ------------------------
                                Jeffrey W. Flannery
                                President and Chief Executive Officer